Exhibit 99.4

Virgin Media Announces Closing of £715 Million Equivalent of Senior Notes Due 2019

LONDON, November 9, 2009 — Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced the closing of the offering of approximately £715 million equivalent aggregate principal amount of senior notes due 2019, split into a $600 million U.S. dollar denominated tranche and a £350 million sterling denominated tranche, of its wholly-owned subsidiary Virgin Media Finance PLC.

The notes are guaranteed on a senior basis by Virgin Media Inc. and the intermediate holding companies of Virgin Media Finance PLC and on a senior subordinated basis by Virgin Media Investment Holdings Limited, the main borrower under Virgin Media’s senior credit facilities. The notes rank pari passu with Virgin Media Finance’s outstanding senior notes due in 2014 and 2016.

The dollar denominated notes bear interest at a rate of 8.375% per annum and the sterling denominated notes bear interest at a rate of 8.875% per annum. Interest on each series of notes will be payable in cash semi-annually in arrears, beginning on April 15, 2010. Both series of notes will mature on October 15, 2019.

The issue price of the dollar denominated notes was 98.364% of the principal amount and the issue price of the sterling denominated notes was 98.401% of the principal amount. The net proceeds from the offering, taking into account fees, expenses and a deferred fee, are estimated to be approximately £689.4 million, based on a $/£ exchange rate of $1.6479 on October 30, 2009.

Virgin Media intends to use these net proceeds to redeem a portion of the outstanding senior notes due 2014 of Virgin Media Finance PLC. Those notes were issued in April 2004, will mature on April 15, 2014 and comprise U.S. dollar denominated 8.75% senior notes due 2014 with a principal amount outstanding of $425 million, sterling denominated 9.75% senior notes due 2014 with a principal amount outstanding of £375 million, and euro denominated 8.75% senior notes due with a principal amount outstanding of €225 million. The current redemption price is 104.375% of the principal amount of the dollar denominated notes and the euro denominated notes and 104.875% of the principal amount of the sterling denominated notes. Virgin Media expects to send a notice of redemption to the holders of the senior notes due 2014 shortly. Virgin Media currently expects to repay the remaining outstanding senior notes due 2014 in the future with cash from its balance sheet, supplemented further by cash flow from operations, subject to obtaining consent from its senior lenders.

For further information contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media contacts

At Tavistock Communications, Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Important Information

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to the notes became effective on May 27, 2009, and was amended by a post-effective amendment that became effective on November 2, 2009, and this offering is being made by means of a prospectus supplement. A copy of each of these documents has been filed with the U.S. Securities and Exchange Commission (SEC) and may be viewed on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm and on the Virgin Media website at http://www.virginmedia.com/investors.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the SEC on February 26, 2009, and revised by its current report on Form 8-K as filed with the SEC on May 27, 2009, and its quarterly reports on Form 10-Q as filed with the SEC on May 6, 2009, August 7, 2009 and October 29, 2009. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.